                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          MCDERMOTT INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA                                     72-0593134
(State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                   Identification No.)

1450 POYDRAS STREET, NEW ORLEANS, LOUISIANA              70161
(Address of principal executive offices)               (Zip Code)

                          MCDERMOTT INTERNATIONAL, INC.
              2001 DIRECTORS AND OFFICERS LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                               JOHN T. NESSER, III
                    Executive Vice President, General Counsel
                             and Corporate Secretary
                              1450 Poydras Street,
                              Post Office Box 61961
                          New Orleans, Louisiana 70161
                     (Name and address of agent for service)

                                 (504) 587-5400
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                                  Ted W. Paris
                               Baker Botts L.L.P.
                              3000 One Shell Plaza
                                  910 Louisiana
                            Houston, Texas 77002-4995
                                 (713) 229-1838

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed                Proposed
                                                               maximum                 maximum                Amount of
Title of securities to be                                      offering price          aggregate              registration
registered                      Amount to be registered        per share(1)            offering price         fee
-------------------------       -----------------------        --------------          ---------------        ------------
Common Stock, $1.00 par         3,000,000                      $3.35                   $10,050,000.00         $924.60
value(2)





----------

(1) Estimated pursuant to Rule 4579(c) and (h) solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of the Common Stock of the Registrant reported on the New York Stock Exchange on August 7, 2002.

(2) Includes associated rights to purchase Series D Participating Preferred Stock of McDermott International, Inc. which initially are attached to and trade with the shares of Common Stock being registered hereby.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: This Registration Statement relates to the registration of 3,000,000 shares of the common stock, $1.00 par value per share (the "Common Stock"), of McDermott International, Inc. ("McDermott") reserved for issuance under McDermott's 2001 Directors and Officers Long-Term Incentive Plan (the "Plan"). The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be, or previously have been, sent or given to participants under the plan as specified by Rule 428 under the Securities Act of 1933, as amended (the "1933 Act"). In accordance with Rule 428 of the 1933 Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the 1933 Act. McDermott will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, McDermott will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference

         This Registration Statement incorporates herein by reference the following documents previously filed with the Commission by McDermott pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") (Commission File No. 1-8430):

         (a) McDermott's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on March 27, 2002, as amended by Form 10-K/A filed with the Commission on April 29, 2002;

         (b) McDermott's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 14, 2002;

         (c) McDermott's current Reports on Form 8-K dated March 20, June 25 and July 22, 2002 filed with the Commission on March 27, June 26 and July 23, 2002, respectively;

         (d) The description of Common Stock contained in McDermott's Registration Statement on Form 8-A dated December 7, 1982 filed with the Commission, as amended by Form 8-A/A filed with the Commission on December 11, 2001, and the description of McDermott's preferred stock purchase rights registered on Form 8-A filed with the Commission on October 17, 2001; and

         (e) All other reports filed by McDermott pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

         All reports and other documents filed by McDermott pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document (other than current reports furnished under Item 9 of Form 8-K).

         Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

         Not Applicable.

Item 5. Interests of Name Experts and Counsel

         Not Applicable.

Item 6. Indemnification of Directors and Officers

Panama Law

         Under the Civil Code of the Republic of Panama (the "PCC"), an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of the agent's principal. It is the opinion of Durling & Durling, McDermott's Panamanian counsel ("Panamanian Counsel"), that this provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. According to Panamanian Counsel, Panamanian law does not recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders, which McDermott believes is difficult to achieve in a public company.

By-laws of McDermott

         Article VI of the amended and restated by-laws of McDermott provides for the indemnification of officers and directors as follows:

                          ARTICLE VI - INDEMNIFICATION

         Section 1. Each person (and the heirs, executors and administrators of such person) who is or was a director or officer of the Company shall in accordance with Section 2 of this Article VI be indemnified by the Company against any and all liability and reasonable expense that may be paid or incurred by him in connection with or resulting from any actual or threatened claim, action, suit or proceeding (whether brought by or in the right of the Company or otherwise), civil, criminal, administrative or investigative, or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been a director or officer of the Company or, if he shall be serving or shall have served in such capacity at the request of the Company, a director, officer, employee or agent of another corporation or any partnership, joint venture, trust or other entity whether or not he continues to be such at the time such liability or expense shall have been paid or incurred, provided such person acted, in good faith, in a manner he reasonably believed to be in or not opposed to the best interest of the Company and in addition, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. As used in this ARTICLE VI, the terms, "liability" and "expense" shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, such director or officer. The termination of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (whether with or without court approval), conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such director or officer did not meet the standards of conduct set forth in this Section 1.

         Section 2. Every such director and officer shall be entitled to indemnification under Section 1 of this ARTICLE VI with respect to any claim, action, suit or proceeding of the character described in such
         Section 1 in which he may become in any way involved as set forth in such Section 1, if (i) he has been wholly successful on the merits or otherwise in respect thereof, or (ii) the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action, suit or proceeding, finds that such director or officer has met the standards of conduct set forth in such Section 1 with respect thereto, or (iii) a court determines that he has met such standards with respect thereto, or (iv) independent legal counsel (who may be the regular counsel of the Company) deliver to the Company their written advice that, in their opinion, he has met such standards with respect thereto.

         Section 3. If and whenever any person who is or becomes, on or after March 1, 2002, a director or officer of the Company, has become or been threatened to become, as of that date or at any time thereafter, a party to any actual or threatened claim, action, suit or proceeding of any kind that might give right to that person to indemnification under
         Section 1 of this Article VI (each, a "Matter"), the Company will advance all expenses reasonably incurred by or on behalf of that person in connection with that Matter, provided that that person shall have delivered an undertaking by or on behalf of that person to repay to the Company any expenses so advanced if it is ultimately determined that that person is not entitled to be indemnified by the Company under that Section 1 in respect of those expenses. The Company will accept any such undertaking of any such person without regard to the financial ability of such person to make such payment. Notwithstanding the foregoing, this
         Section 3 will not require the Company to advance expenses with respect to any Matter initiated by or on behalf of any such person against the Company or any of its subsidiaries, whether as an initial action or by counter or similar claim, without the prior approval of the Board of Directors. The provisions of this Section 3 shall inure to the benefit of the heirs, executors and administrators of any person entitled to the benefits of this Section 3. No amendment to this Section 3, directly or by amendment to any other provision of these By-laws, shall have any retroactive effect with respect to any Matter arising from or based on any act or omission to act by any person which occurs prior to the effectiveness of that amendment.

         Section 4. The rights of indemnification under this ARTICLE VI shall be in addition to any rights to which any such director or officer or any other person may otherwise be entitled by contract or as a matter of law.

Other Indemnification Arrangements

         McDermott has also entered into indemnification agreements with each of its directors. These indemnification agreements generally provide McDermott's directors with contractual rights of indemnification and advancement of expenses consistent with the provisions of Article VI of McDermott's amended and restated by-laws.

         Additionally, McDermott's articles of incorporation, as amended, contain a provision that eliminates the personal liability of each director to McDermott or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to McDermott or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or an unlawful stock purchase or redemption or (iv) any transaction from which that director derived an improper personal benefit. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care.

         McDermott also maintains directors' and officers' liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of McDermott.

         Agreements McDermott may enter into with underwriters, dealers and agents who participate in the distribution of securities of McDermott may contain provisions relating to the indemnification of McDermott's officers and directors.

Item 7. Exemption from Registration Claimed

         Not Applicable.

Item 8. Exhibits

         4.1* Articles of Incorporation, as amended, of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.1 to McDermott's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (File No. 1-08430)).

         4.2* Amended and Restated By-laws of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.2 to McDermott's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-08430)).

         4.3* Amended and Restated Certificate of Designation of Series D Participating Preferred Stock of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.3 to McDermott's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-08430)).

         4.4* Rights Agreement dated as of October 17, 2001 between McDermott and EquiServe Trust Company, N.A., as Rights Agent (incorporated by reference herein to Exhibit 1 to McDermott's Current Report on Form 8-K dated October 17, 2001 (File No. 1-08430)).

         4.5* Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 3.1 to McDermott's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (File No. 1-08430)).

         4.6* McDermott International, Inc. 2001 Directors and Officers Long-Term Incentive Plan (incorporated by reference herein to Appendix A to McDermott's Definitive Proxy Statement filed with the Commissions pursuant to Section 14(a) of the 1934 Act on March 28, 2002 (File No. 1-08430)).

         5.1      Opinion of Durling & Durling.

         23.1     Consent of Durling & Durling (included in Exhibit 5.1).

         23.2     Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

         24 Power of Attorney from Certain Directors and Officers of McDermott (included on the signature pages of this Registration Statement).

         McDermott hereby undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and to make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.

         ---------------

         * Incorporated by reference to the filing indicated.

Item 9. Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, McDermott International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, the State of Louisiana, on August 8, 2002.





                                           McDermott International, Inc.


                                           By:      /s/  BRUCE W. WILKINSON
                                                ------------------------------
                                                    Bruce W. Wilkinson
                                                    Chairman of the Board,
                                                    Chief Executive Officer and
                                                    Director

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Bruce W. Wilkinson, John T. Nesser, III and Liane
K. Hinrichs, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as he might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents and their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                                            TITLE                           DATE
---------                                            -----                           ----


/s/ Bruce W. Wilkinson                      Chairman of the Board              August 8, 2002
-----------------------------------         and Chief Executive
Bruce W. Wilkinson                          Officer and Director
                                            (Principal Executive
                                            Officer and Authorized
                                            Representative in the
                                            United States)



/s/ Francis S. Kalman                       Executive Vice President,          August 8, 2002
-----------------------------------         and Chief Financial
Francis S. Kalman                           Officer (Principal
                                            Financial and Principal
                                            Accounting Officer and
                                            Authorized Representative
                                            In the United States)



/s/ Philip J. Burguieres                    Director                           August 8, 2002
-----------------------------------
Philip J. Burguieres


/s/ Ronald C. Cambre                        Director                           August 8, 2002
-----------------------------------
Ronald C. Cambre


/s/ Bruce DeMars                            Director                           August 8, 2002
-----------------------------------
Bruce DeMars


/s/ Joe B. Foster                           Director                           August 8, 2002
-----------------------------------
Joe B. Foster


/s/ Robert L. Howard                        Director                           August 8, 2002
-----------------------------------
Robert L. Howard


/s/ John W. Johnstone, Jr.                  Director                           August 8, 2002
-----------------------------------
John W. Johnstone, Jr.


/s/ Richard E. Woolbert                     Director                           August 8, 2002
-----------------------------------
Richard E. Woolbert

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                         DESCRIPTION
------                         -----------

4.1*     Articles of Incorporation, as amended, of McDermott International, Inc.
         (incorporated by reference herein to Exhibit 3.1 to McDermott's Annual
         Report on Form 10-K for the fiscal year ended March 31, 1996 (File No.
         1-08430)).

4.2*     Amended and Restated By-laws of McDermott International, Inc.
         (incorporated by reference herein to Exhibit 3.2 to McDermott's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 2002
         (File No. 1-08430)).

4.3*     Amended and Restated Certificate of Designation of Series D
         Participating Preferred Stock of McDermott International, Inc.
         (incorporated by reference herein to Exhibit 3.3 to McDermott's
         Quarterly Report on Form 10-Q for the quarter ended September 30, 2001
         (File No. 1-08430)).

4.4*     Rights Agreement dated as of October 17, 2001 between McDermott and
         EquiServe Trust Company, N.A., as Rights Agent (incorporated by reference herein to Exhibit 1 to McDermott's Current Report on Form 8-K dated October 17, 2001 (File No. 1-08430)).

4.5* Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 3.1 to McDermott's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (File No. 1-08430)).

4.6*     McDermott International, Inc. 2001 Directors and Officers Long-Term
         Incentive Plan (incorporated by reference herein to Appendix A to McDermott's Definitive Proxy Statement filed with the Commission pursuant to Section 14(a) of the 1934 Act on March 28, 2002 (File No.
         1-08430)).

5.1      Opinion of Durling & Durling.

23.1     Consent of Durling & Durling (included in Exhibit 5.1).

23.2     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24       Power of Attorney from Certain Directors and Officers of McDermott
         (included on the signature pages of this Registration Statement).

----------

*        Incorporated by reference to the filing indicated.


13